EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT dated as of January 7, 1999, by and between CENTENNIAL CELLULAR CORP., a Delaware corporation (the "Company"), and MICHAEL SMALL (the "Employee").

                              W I T N E S S E T H:

          WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

          NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

          1. Employment. (a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, beginning on January 7, 1999 (the "Commencement Date") and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

          (b) The Employee affirms and represents that as of the commencement of his employment by the Company on the Commencement Date, he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

          2. Term of Employment. (a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the Commencement Date and ending on September 30, 2002 (the "Initial Term").

          (b) The term of the Employee's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial Term or such Renewal term, as the case may be. The period from the Commencement Date until September 30, 2002 or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".

          3. Duties. The Employee shall be employed as Chief Executive Officer of the Company, shall faithfully and competently perform such duties as inhere in such position and as are specified in the By-laws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the Board of Directors of the Company shall from time to time determine so long as they are consistent with those performed by a chief executive officer of a similar business. In all cases, Employee will have general responsibility and authority over the day to day operations of the business and will have such duties as are customary for a chief executive. The Employee shall perform his duties principally at the offices of the Company in Monmouth County, New Jersey, with such travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Notwithstanding the preceding sentence, the Employee shall be entitled to participate as a director of not more than two (2) other business enterprises so long as such participation does not (i) involve a substantial amount of the Employee's time, (ii) impair the Employee's ability to perform his duties under this Agreement or (iii) violate the provisions of
Section 9 of this Agreement. For so long as he serves as the Company's Chief Executive Officer, the Employee will be nominated to serve on the Board of Directors of the Company.

          4. Salary and Bonus. (a) Salary. As compensation for the complete and satisfactory performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) (said amount, together with any increases thereto as may be determined from time to time by the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect. It is the Company's plan to review the Employee's Salary if the Company's Fiscal 1999 Plan to be approved by the Board of Directors of the Company is achieved by the Company for the fiscal year ending May 31, 1999.

          (b) Bonus. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in accordance with the Company's management bonus plan as in effect from time to time (pro rated for any portion of a fiscal year occurring during the Employment Term), in each case as may be determined by the Board of Directors of the Company in its sole discretion on the basis of

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

performance-based criteria to be established from time to time by the Board of Directors in its sole discretion. Such bonus amount will be $225,000 if the Fiscal 1999 Plan to be approved by the Board of Directors of the Company is achieved by the Company for the fiscal year ending May 31, 1999, subject to increase if such Fiscal 1999 Plan is exceeded.

          5. Other Benefits; Company Stock. (a) General. During the Employment Term, the Employee shall:

          (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (iii) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) work days (four calendar weeks); the Employee shall also be entitled to all paid holidays given by the Company to its senior executive officers;

          (iv) be eligible for consideration by the Board of Directors of the Company for awards of stock options under any stock option plan which may be established by the Company for its and its subsidiaries' key employees, the amount, if any, of shares for which options may be granted to Employee to be in the sole discretion of the Board of Directors of the Company;

          (v) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

          (vi) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect (including, without limitation, relocation expenses).

          (b) Options. Simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company has granted the Employee options to purchase 135,000 shares of Class A Common Stock, $.01 par value ("Common Stock"), of the Company at a purchase price of $41.50 per share, which options shall vest over a four-year period commencing on July 31,

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

1999 subject to performance vesting criteria, all as provided in the Option Agreement of even date herewith between the Company and the Employee. The Company will increase the option pool for all employees by an amount equal to 2% of the Company's issued and outstanding equity as of the Effective Time of the Merger on the first anniversary of the date of this Agreement if the Fiscal 1999 Plan of the Company is met or exceeded, and Employee will be eligible to participate in such increased option pool at the discretion of the Board of Directors of the Company.

          6. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

          (a) The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph
     (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee),
     (y) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

          (b) The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party's request for such information, which notice shall include the Employee's intent with respect to such request.

          (c) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be


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

     inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee (and the Employee hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

          (d) The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

          (e) The obligations of the Employee under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

          (f) Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

          7. Termination. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

          (i) death of the Employee;

          (ii) the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

          (iii) the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated "for cause" (as defined below);

          (iv) the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated other than pursuant to clause (i), (ii) or (iii) above;

          (v) the Employee terminates his employment hereunder for "Good Reason" (as defined below); or

          (vi) the Employee terminates his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation or otherwise), other than for "Good Reason".

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

          The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause
(iii) above: (A) a conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, a felony, (B) abuse of controlled substances or alcohol (in the case of alcohol abuse, that has a material adverse affect on Employee's performance of his obligations under this Agreement) or acts of dishonesty or moral turpitude by the Employee that are materially detrimental to one or more of the Companies, (C) acts or omissions by the Employee that the Employee knew or reasonably should have known would materially damage the business of one or more of the Companies, (D) gross negligence by the Employee in the performance of, or wilful disregard by the Employee of, his material obligations under this Agreement or otherwise relating to his employment, which gross negligence or wilful disregard continues unremedied for a period of fifteen (15) days after written notice thereof to the Employee or (E) failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are material to and consistent with the provisions of this Agreement (provided that, in the case of an indictment described in clause (A) above, and in the case of clause (B) or (C) above, the Employee shall have received written notice of such proposed termination and a reasonable opportunity to discuss the matter with the Board of Directors of the Company, followed by a notice that the Board of Directors of the Company adheres to its position). For purposes of this Agreement, "Good Reason" means (1) the Company shall have materially diminished the Employee's duties, responsibility or authority without his consent, (2) the Employee's title shall have been changed without his consent, (3) the Employee's base salary shall have been reduced without his consent or (4) the Company shall relocate to a location more than twenty-five miles away from its existing site without the Employee's consent and, in each such case, such material diminution, change, reduction or relocation shall continue unremedied for a period of fifteen (15) days after written notice thereof to the Company

          (b) In the event that the Employee's employment is terminated by the Company pursuant to clause (iv) of Section 7(a) above or by the Employee pursuant to clause (v) of said Section 7(a), whether during the Initial Term or during any Renewal Term pursuant to Section 2(b) above, then (i) the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Salary at the time of such termination for a period from the date of such termination to the date which is twelve (12) months after such termination plus a pro rata portion of any bonus payable with respect to the fiscal year during which such termination occurred if the Company's Plan for such fiscal year is achieved (such pro rata bonus to be payable within thirty days after the close of such fiscal year) and (ii) the Company shall continue to provide the Employee with life insurance and medical and health insurance coverage at levels comparable to those in effect prior to such termination for a period from the date of such termination to the earlier to occur of (x) the date which is twelve (12) months after such termination and
(y) the date upon which the Employee becomes eligible to be covered for such benefits through his employment with another employer.


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

          (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company's for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans or pursuant to clause (vi) of Section 5(a) above.

          (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

          8. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          9. Restrictive Covenants.

          (a) Competition. During the Employment Term and, in the event the Employee's employment is terminated (i) by the Company pursuant to clause (iii) or (iv) of Section 7(a) above or (ii) by the Employee as provided in clause (vi) of said Section 7(a), during the twelve (12) month period following such termination, the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 9(d), provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business.

          (b) Non-Solicitation. During the Employment Term and during the twelve
(12) month period following the end of the Employment Term for any reason whatsoever (or, if later, the twelve (12) month period following termination of the Employee's employment with the

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

Company), the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company of such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

          (c) Non-Interference. During the Employment Term and, in the event the Employee's employment is terminated (x) by the Company pursuant to clause (iii) or (iv) of Section 7(a) above or (y) by the Employee as provided in clause (v) of said Section 7(a), during the twelve (12) month period following such termination, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies.

          (d) Certain Definitions.

          (i) For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity either (1) conducts the Specified Business (as hereinafter defined) as a significant portion of its business or (2) derives revenues from the Specified Business in any Specified Region (as hereinafter defined) that exceed 50% of the revenues derived by the Companies from the Specified Business in such Specified Region. For purposes of this Agreement, "Specified Business" means (A) providing rural cellular telephone service or engaging in a business which the board of directors of one or more of the Companies shall have formally proposed be conducted by one or more of such Companies at the time of termination of the Employee's employment with the Company or (B) conducting, operating, carrying out or engaging in the business of managing any entity described in clause (A), in either case in the the geographic region encompassing the service areas in which any of the Companies conduct, or are actively investigating the possibility of conducting, their businesses at the time of termination of the Employee's employment with the Company (the "Specified Region").

          (ii) For purposes of this Section 9, no corporation or entity that may be deemed to be an affiliate of the Companies solely by reason of its being controlled by, or under common control with, Welsh, Carson, Anderson & Stowe VIII, L.P. or any of their respective affiliates other than the Companies, will be deemed to be an affiliate of the Companies.

          (e) Certain Representations of the Employee. In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will


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

not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

          (f) Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach (and the Employee hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

          10. Binding Effect. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

          11. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

          12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          13. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions

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

of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

          14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          15. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

          16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
































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          IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

                                             CENTENNIAL CELLULAR CORP.



                                             By /s/ Peter W. Chehayl
                                               ---------------------------------
                                             Name:  Peter W. Chehayl
                                             Title: Vice President


                                             /s/ Michael Small
                                             -----------------------------------
                                                   Michael Small




































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